UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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VeriSign, Inc.

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VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
April 11, 2019
To Our Stockholders:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of VeriSign, Inc. (“we,” “our,” “us” or the “Company”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 23, 2019, at 10:00 a.m., Eastern Time.
The matters expected to be acted upon at the Annual Meeting are described in detail in the following Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.
We are using a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”), and the following Proxy Statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including the following Notice of 2019 Annual Meeting of Stockholders and Proxy Statement, our Annual Report and a proxy card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM BY MAIL USING THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. Returning or completing the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.
We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board of Directors and Executive Chairman, President and Chief Executive Officer

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

Notice of 2019 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of VeriSign, Inc. (the “Company”) will be held at the Company’s corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 23, 2019, at 10:00 a.m., Eastern Time. The Annual Meeting is being held for the following purposes:
1. To elect the seven directors of the Company named in the Proxy Statement, each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.
2. To approve, on a non-binding, advisory basis, the Company’s executive compensation.
3. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
4. To vote on a stockholder proposal, if properly presented at the Annual Meeting, requesting that the Board adopt a policy that requires the Chair of the Board to be an independent member of the Board.
5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on March 28, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Secretary
Reston, Virginia
April 11, 2019
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM BY MAIL USING THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2019: The Proxy Statement and Annual Report are available at www.edocumentview.com/vrsn.

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

April 11, 2019
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of VeriSign, Inc. (“we,” “our,” “us,” “Verisign” or the “Company”) for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 23, 2019 at 10:00 a.m., Eastern Time. Only holders of record of our common stock at the close of business on March 28, 2019, which is the record date, will be entitled to vote at the Annual Meeting. This Proxy Statement and related proxy materials were first made available to stockholders on or about April 11, 2019. Our 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”), is enclosed with this Proxy Statement for stockholders receiving a paper copy of proxy materials. The Annual Report and this Proxy Statement can both be accessed on the Investor Relations section of our website at https://investor.verisign.com, or at www.edocumentview.com/vrsn.
All proxies received will be voted in accordance with the instructions as submitted. Unless contrary instructions are specified, if the applicable proxy is submitted (and not revoked) prior to the Annual Meeting, the shares of Verisign common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates nominated by the Board (Proposal No. 1); (2) FOR the non-binding, advisory resolution to approve Verisign’s executive compensation (Proposal No. 2); (3) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 3); (4) AGAINST the stockholder proposal, if properly presented at the Annual Meeting, requesting that the Board adopt a policy that requires the Chair of the Board to be an independent member of the Board (Proposal No. 4); and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.
 Voting Rights
At the close of business on the record date, we had 119,408,403 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the record date.
Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals
A majority of the shares of our common stock outstanding and entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to have a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other stockholder of record holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not vote on a particular proposal because that record holder does not have discretionary voting power with respect to that “non-routine” proposal. Each of the election of directors (Proposal No. 1), the non-binding, advisory vote to approve executive compensation (Proposal No. 2), and the stockholder proposal, if properly presented at the Annual Meeting, requesting that the Board adopt a policy that requires the Chair of the Board to be an independent member of the Board (Proposal No. 4) is a “non-routine” proposal and so shares for which record holders do not receive voting instructions will not be voted on such matters. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 3) is a “routine” proposal and so shares for which record holders do not receive voting instructions may be voted on such matter by record holders.
If a quorum is present at the Annual Meeting, to be elected, a nominee for director must receive a majority of the votes cast (the number of shares voted “for” that nominee must exceed the number of votes cast “against” that nominee). Under this voting standard, abstentions and broker non-votes will not affect the voting outcome. Stockholders may not cumulate votes in the election of directors.

If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Principles, each director that is not re-elected by the stockholders must tender his or her resignation to the Board. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date that the election results are certified, the Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale for that decision.
If a quorum is present at the Annual Meeting, approval of the proposals for:

•	the non-binding, advisory resolution to approve Verisign’s executive compensation (Proposal No. 2);

•	the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 3); and

•
the stockholder proposal, if properly presented at the Annual Meeting, requesting that the Board adopt a policy that requires the Chair of the Board to be an independent member of the Board (Proposal No. 4)

requires, in each case, the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter. Under this voting standard, abstentions will have the effect of votes cast against the proposal, and broker non-votes will not affect the voting outcome.
The inspector of elections appointed for the Annual Meeting will separately tabulate for and against votes, abstentions and broker non-votes.
Adjournment of Annual Meeting
In the event that a quorum shall fail to attend the Annual Meeting, either in person or represented by proxy, the Chairman may adjourn the Annual Meeting, or alternatively, the holders of a majority of the shares of our common stock entitled to vote who are present in person or by represented by proxy may adjourn the Annual Meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting.
Expenses of Soliciting Proxies
Verisign will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Verisign intends to retain Morrow Sodali LLC for various services related to the solicitation of proxies, which we anticipate will cost approximately $32,500, plus reimbursement of expenses. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of proxy materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of the proxy materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.
Revocability of Proxies
A stockholder who holds shares of record as a registered stockholder may revoke any proxy that is not irrevocable by attending the Annual Meeting and voting in person or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company. If your shares are held through a bank or brokerage firm, you must follow the instructions provided by that institution to change or revoke your voting instructions.
Internet and Telephone Voting
If you hold shares of record as a registered stockholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-800-652-VOTE (8683) or on the internet at www.envisionreports.com/VRSN 24 hours a day, seven days a week. Telephone and internet voting are available through 12:00 a.m. Eastern Time on the day of the Annual Meeting. More information regarding internet voting is given on the Notice of Internet Availability of Proxy Materials. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.
Householding
A number of brokerage firms have instituted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, the firm delivers only one copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and this Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. If your shares are held in “street name” and you would like to receive only one copy of these materials (instead of separate copies) in the future, please contact your bank, broker or other holder of record to request information about householding. If you would like to receive an individual copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and this Proxy Statement, as the case may be, now or in the future, we will promptly deliver these materials to you upon request to VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary or (703) 948-3200.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

There are currently seven directors. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board has nominated D. James Bidzos, Kathleen A. Cote, Thomas F. Frist III, Jamie S. Gorelick, Roger H. Moore, Louis A. Simpson and Timothy Tomlinson, each of whom is a current director, for election at the Annual Meeting to serve until our 2020 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Proxies cannot be voted for more than seven persons, which is the number of nominees.
Unless otherwise directed, the persons named as proxies on the proxy card intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. In addition, if a proxy card is properly executed and returned but no direction is made, the persons named as proxies on the proxy card intend to vote all proxies FOR the election of the nominees listed below. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe any of the nominees will be unable or will decline to serve if elected.
Director Nominees
Set forth below is certain information relating to our director nominees, including details on each director nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the person should be nominated for election as a director for another term.

Name	Age	Position
Nominees for election as directors for a term expiring at the 2020 annual meeting:
D. James Bidzos	64	Chairman of the Board, Executive Chairman, President and Chief Executive Officer
Kathleen A. Cote(1)(2)	70	Director
Thomas F. Frist III(2)(3)	51	Director
Jamie S. Gorelick(2)(3)	68	Director
Roger H. Moore(1)(2)	77	Director
Louis A. Simpson(2)(3)	82	Lead Independent Director
Timothy Tomlinson(1)(2)(3)	69	Director

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.
D. James Bidzos has served as Executive Chairman since August 2009 and President and Chief Executive Officer since August 2011. He served as Executive Chairman and Chief Executive Officer on an interim basis from June 2008 to August 2009 and served as President from June 2008 to January 2009. He served as Chairman of the Board since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board from December 2001 to August 2007. Mr. Bidzos served as a director of VeriSign Japan K.K. (“Verisign Japan”) from March 2008 to August 2010 and served as Representative Director of Verisign Japan from March 2008 to September 2008. Mr. Bidzos served as Vice Chairman of RSA Security Inc., an internet identity and access management solution provider, from March 1999 to May 2002, and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.
Mr. Bidzos is a business executive with significant expertise in the technology that is central to the Company’s business. Mr. Bidzos is an internet and security industry pioneer who understands the strategic technology trends in markets that are important to the Company. Mr. Bidzos was a founder of the Company and has been either Chairman or Vice Chairman of the Company’s Board since the Company’s founding in April 1995, providing him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Bidzos has prior experience on our Compensation Committee and our Corporate Governance and Nominating Committee and as a member of several other public-company boards. Mr. Bidzos’ years of board-level experience contribute important knowledge and insight to the Board. Additionally, Mr. Bidzos’ executive-level experience includes many years as a Chief Executive Officer, providing him with a perspective that the Board values. Mr. Bidzos also has international business experience from his service as a director of Verisign Japan.
Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications, Inc., a provider of internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing strategic planning, business, operational and management support for startup and mid-sized technology companies. From November 1996 to January 1998, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and web-based product development and data management software and services. Ms. Cote is currently a director of Western Digital Corporation and, within the past five years, served as a director of GT Advanced Technologies Inc. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.
Ms. Cote is a business executive with significant expertise overseeing global companies in technology and operations in the areas of systems integration, networks, hardware and software, including web-based applications and internet services. Ms. Cote’s expertise in technology and operations is directly relevant to the Company’s businesses. Ms. Cote’s expertise as a business executive also includes sales and marketing, product development, strategic planning and international experience, which contributes important expertise to the Board in those areas of business administration. Ms. Cote’s financial and accounting skills qualify her as an audit committee financial expert. In addition to Ms. Cote’s tenure as a director of the Company, Ms. Cote has served on several other boards of directors, including service on the audit and corporate governance committees of those boards, providing her with valuable board-level experience. Ms. Cote’s executive-level experience includes experience as a Chief Executive Officer, providing her with a perspective that the Board values.
Thomas F. Frist III has served as a director since December 2015. Mr. Frist is the Founder and Managing Principal of Frist Capital, LLC, an investment firm based in Nashville, Tennessee he founded in 2002 that makes long-term equity investments in public and private companies. Prior to that he was the managing member of FS Partners II, LLC and he worked in principal investments at Rainwater, Inc. from 1992 to 1995. Mr. Frist holds a B.A. degree from Princeton University and an M.B.A. degree from Harvard Business School.
Mr. Frist’s significant directorship experience provides valuable expertise and perspective to the Board. Since 2008, he has served on the Board of Directors of HCA Holdings, Inc. (now known as HCA Healthcare, Inc.) and serves as chair of its Finance and Investments Committee.  Mr. Frist also served as a director for Science Applications International Corporation from 2013 to 2017. In addition to the significant experience as a board member, Mr. Frist provides valuable experience in areas of business administration, finance and operations, which the Board values.
Jamie S. Gorelick has served as a director since January 2015. Ms. Gorelick has been a partner at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since 2003. She served as Deputy Attorney General of the United States from 1994 to 1997 and as General Counsel of the Department of Defense from 1993 to 1994. She has been a director of Amazon.com, Inc. since 2012 and serves as Chair of its Nominating and Corporate Governance Committee. She previously served as a director of United Technologies Corporation and of Schlumberger Limited. She holds B.A. and J.D. degrees from Harvard University.
Ms. Gorelick is an experienced attorney with significant expertise in legal, policy and corporate matters. Ms. Gorelick’s regulatory and policy experience is directly relevant to the Company’s business. She is well-versed in critical infrastructure and national security issues and brings a valuable skill-set and wealth of government experience to the Board. Ms. Gorelick has served on several other corporate boards, a compensation committee and a nominating and corporate governance committee, and served on numerous government boards and commissions. Ms. Gorelick’s experience in both the public and private sectors, combined with her experience in the corporate boardroom, provides her valuable board experience, and she offers a perspective the Board values.
Roger H. Moore has served as a director since February 2002. From December 2007 to May 2009, he served as a consultant assisting Verisign in the divestiture of its Communications Services business. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer and President of Arbinet-thexchange, Inc., a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when it was acquired by Verisign. Mr. Moore is currently a director of Consolidated Communications Holdings, Inc. and, within the past five years, served as a director of Western Digital Corporation. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.
Mr. Moore is a business executive with significant expertise in general management, sales, technology and strategic planning in the telecommunications industry. Mr. Moore’s expertise contributes operational knowledge of important inputs to the Company’s businesses and provides valuable experience in areas of business administration. Mr. Moore also has significant experience, both as a senior executive and as a board member, in joint venture and mergers and acquisition transactions, which is experience that is valuable to the Board. Mr. Moore’s financial and accounting skills qualify him as an audit committee financial expert. Mr. Moore also serves on several other boards of directors, including service on the audit, compensation and corporate governance committees of certain of those boards, providing him with valuable board-level experience. In addition to the several years of business management experience mentioned above, Mr. Moore has international business experience from his time as President of Nortel Japan and as President of AT&T Canada.
Louis A. Simpson has served as a director since May 2005. Mr. Simpson has served as Chairman of SQ Advisors, LLC, an investment firm since January 2011. From May 1993 to December 2010, he served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of

GEICO from 1985 to 1993. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and an M.A. degree in Economics from Princeton University.
Mr. Simpson is a business executive with significant expertise in insurance, finance and private investment. Mr. Simpson’s expertise contributes all around business acumen, skills in strategic planning and finance, along with knowledge important to mergers and acquisitions activity. Throughout his career, Mr. Simpson has served on the boards of directors of more than fifteen publicly traded companies, providing him with extensive and valuable board-level experience. Mr. Simpson’s board-level experience also includes previous audit committee, finance committee, nominating and corporate governance committee and compensation committee experience on certain of those public-company boards. Mr. Simpson is a recognized expert in corporate governance matters, having lectured and presented numerous times on corporate governance topics at seminars and continuing education courses. As indicated above, Mr. Simpson’s career includes executive-level experience as a Chief Executive Officer, providing him with a perspective that the Board values.
Timothy Tomlinson is a long-tenured member of the Board, having served from the Company’s founding in 1995 until 2002, and again since his reappointment in November 2007. From May 2011 through December 2013, Mr. Tomlinson was a corporate lawyer employed as General Counsel of Portola Minerals Company, a producer and seller of limestone products. From May 2007 through May 2011, Mr. Tomlinson was employed as Of Counsel by the law firm Greenberg Traurig, LLP. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP and practiced with this Silicon Valley law firm from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. He served as managing partner of Tomlinson Zisko LLP for multiple terms. Mr. Tomlinson holds a B.A. degree in Economics, a Ph.D. degree in History, an M.B.A. and a J.D. degree from Stanford University.
Mr. Tomlinson has significant expertise in corporate matters including finance and mergers and acquisitions and has represented clients in the technology industry for more than thirty years. Mr. Tomlinson’s long-term service on our Board has provided him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Tomlinson’s financial and accounting skills qualify him as an audit committee financial expert. He has extensive experience in corporate governance, both as a lawyer advising clients, and through serving on our Audit, Compensation and Corporate Governance and Nominating Committees, as well as the audit, compensation, and governance committees of other companies.

Compensation of Directors
This section provides information regarding the compensation policies for non-employee directors and amounts earned and securities awarded to these directors in 2018. Mr. Bidzos is the Company’s Executive Chairman, President and Chief Executive Officer. As an employee of the Company, Mr. Bidzos does not participate in the compensation program for non-employee directors, and he is compensated as an executive officer of the Company. Mr. Bidzos’ compensation is described in “Executive Compensation” elsewhere in this Proxy Statement.
Non-Employee Director Retainer Fees and Equity Compensation Information
On July 24, 2018, the Compensation Committee met to consider the cash and equity-based compensation to be paid to non-employee directors. The Compensation Committee reviewed competitive market data prepared by Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, for the same peer group it used to benchmark executive compensation, as well as compensation practices for boards of other companies. For information about the peer group, see “Executive Compensation—Compensation Discussion and Analysis.” The Compensation Committee sets director compensation levels at or near the market median relative to directors at companies in the peer group in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success. Following the July 2018 review, including consideration of the recommendations made by FW Cook, the Compensation Committee determined that it was in the best interests of Verisign and its stockholders to make no changes to the amount of the directors’ annual cash retainer fees (as described in the table below) or to the annual equity award grant to each director of $250,000 (made solely in the form of restricted stock units (“RSUs”), which vest immediately upon grant). Historically, new directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s appointment or election to the Board. Directors are subject to the Company’s Stock Retention Policy as described in “Executive Compensation—Compensation Discussion and Analysis.”

Directors received annual cash retainer fees for 2018 as follows:

Annual retainer for non-employee directors	$40,000
Additional annual retainer for Non-Executive Chairman of the Board(1)	$100,000
Additional annual retainer for Lead Independent Director	$25,000
Additional annual retainer for Audit Committee members	$25,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Corporate Governance and Nominating Committee members	$10,000
Additional annual retainer for Audit Committee Chairperson	$15,000
Additional annual retainer for Compensation Committee Chairperson	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chairperson	$5,000
Additional annual retainer for Safety and Security Council Liaison	$15,000

(1)	The position of “Non-Executive Chairman of the Board” was not held during 2018, and as such no annual retainer fees were paid during this period.

Non-employee directors are reimbursed for their expenses incurred in attending meetings.
Our Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan limits the compensation (including equity and cash awards) paid to any non-employee director in any year to an aggregate dollar value of $600,000, with an exception to allow for up to two times such limit for grants made in the first year of service or first year designated as chairman or lead independent director.
Non-Employee Director Compensation Table for 2018
The following table sets forth a summary of compensation information for our non-employee directors for 2018.
DIRECTOR COMPENSATION FOR 2018

Non-Employee Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kathleen A. Cote	80,000	249,956	329,956
Thomas F. Frist III(3)	53,804	249,956	303,760
Jamie S. Gorelick	70,000	249,956	319,956
Roger H. Moore	90,000	249,956	339,956
Louis A. Simpson	105,000	249,956	354,956
Timothy Tomlinson	110,000	249,956	359,956

(1)	Amounts shown represent retainer fees earned by each director.

(2)
Stock Awards consist solely of RSUs which vest immediately upon grant. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in 2018. The grant date fair value of each Stock Award granted to each non-employee director on July 24, 2018 was $249,956 (1,684 RSUs at $148.43 per share closing price on the grant date).

(3)	Mr. Frist was appointed to the Compensation Committee on October 23, 2018.

The Board Recommends a Vote “FOR” the Election of Each of the Director Nominees.

CORPORATE GOVERNANCE

Independence of Directors
As required under The Nasdaq Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as determined by the Board. The Board and the Corporate Governance and Nominating Committee consult with our legal counsel to confirm that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The Nasdaq Stock Market.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Verisign, our executive officers or our independent registered public accounting firm, our Board affirmatively determined on February 12, 2019 that six out of seven members of our Board are independent directors. Our independent directors are: Ms. Cote, Mr. Frist, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson. Each director who serves on the Audit Committee, the Compensation Committee and/or the Corporate Governance and Nominating Committee is an independent director. Mr. Bidzos serves as Executive Chairman, President and Chief Executive Officer and thus is not considered independent.
Board Leadership Structure
The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most appropriate director as Chairman, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when necessary. This determination is made according to what the Board believes is best to provide appropriate leadership for the Company at such time. Currently, the Company’s seven-member Board is led by Chairman D. James Bidzos. Mr. Bidzos is also an officer of the Company, serving as its Executive Chairman, President and Chief Executive Officer. The Board has appointed Louis A. Simpson as Lead Independent Director. The Lead Independent Director: (a) presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (b) serves as liaison between the Chairman of the Board and the independent directors; (c) works with the Chairman of the Board to facilitate timely and appropriate information flow to the Board; (d) reviews and approves agendas and schedules for meetings of the Board; (e) exercises such other powers and duties as from time to time may be assigned to him or her by the Board; and (f) meets with significant shareholders, as appropriate. In addition, the Lead Independent Director has the authority to call executive sessions of the independent directors.
The Board has determined that its current leadership represents an appropriate structure for the Company. In particular, this structure capitalizes on the expertise and experience of Messrs. Bidzos and Simpson due to their service to the Board. The structure permits Mr. Bidzos to engage in the operations of the Company in a more in-depth way as Executive Chairman, President and Chief Executive Officer. Lastly, the structure ensures Board independence from management by permitting the Lead Independent Director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.
Mr. Bidzos was a founder of the Company and its initial Chief Executive Officer, and he has been either Chairman or Vice Chairman of the Company’s Board since the Company’s founding in 1995. Mr. Bidzos’ current tenure as Chairman of the Board dates to August 2007. Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer of Verisign on an interim basis on June 30, 2008. On January 14, 2009, Mr. Bidzos resigned as President, and on August 17, 2009, Mr. Bidzos resigned as Chief Executive Officer. On August 1, 2011, Mr. Bidzos was re-appointed President and Chief Executive Officer. Mr. Simpson has been the Lead Independent Director since July 2015.
Succession Planning
The Board recognizes the importance of the effectiveness of the Company’s executive leaders for the Company’s success, and the Board is actively engaged in executive succession planning. The Board has delegated to the Corporate Governance and Nominating Committee responsibility for reviewing and assessing the management development and succession planning process for senior management. As part of the succession planning process, the Corporate Governance and Nominating Committee works closely with management, including Human Resources, to identify succession candidates for senior management other than the Executive Chairman, President and Chief Executive Officer. Although the Board retains responsibility for identifying succession candidates for the Executive Chairman, President and Chief Executive Officer, the Corporate Governance and Nominating Committee is charged with developing the processes to identify succession candidates.
The Corporate Governance and Nominating Committee also periodically considers Board succession and, as part of that consideration, evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics such as diversity, in the context of the current composition of the Board and its committees.

Board Role in Risk Oversight
The Board is actively engaged in overseeing the Company’s enterprise risk management program and the major risks facing the Company. Throughout the year, the Board and senior management discuss the areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate member of senior management responsible for mitigating these risks within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. The Audit Committee oversees the Company’s processes to manage business and financial risk and compliance with significant applicable legal and regulatory requirements. The Compensation Committee oversees the Company’s risk assessment and risk management relative to the Company’s compensation programs, policies, and practices. The Chairpersons of the relevant committees brief the full Board on the committees’ oversight of risks within their purview during the committee reports portion of each regular Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships, and enables the full Board to provide input on the Company’s risk assessment and risk management efforts. All of our Board members have experience with enterprise risk management.
The Board as a whole retains responsibility for oversight of the Company’s cybersecurity risk management program. The Board receives quarterly status reports on the cyber risk management program from the Company’s Chief Security Officer. In addition, the Board has appointed Mr. Moore as its liaison to management’s Safety and Security Council (the “Council”). The Council’s purpose is to see that the Company’s safety and security functions are effective and performed in a comprehensive and coordinated manner. The Council provides strategic direction and oversight for initiatives to minimize cyber, physical and other security risks to the Company and holds regular monthly meetings. The Council is composed of company executives with responsibility for cybersecurity, physical security, network operations, technology, registry services, finance and legal and is chaired by the CEO. Mr. Moore participates in Council meetings and receives regular, scheduled briefings from Council members regarding incidents and network operations. The Board reviews and discusses the activities of the Council with Mr. Moore at each scheduled Board meeting.

Board and Committee Meetings
The Board met five times and its committees collectively met fourteen times during 2018. During 2018, no director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served.

Board Members’ Attendance at the Annual Meeting
We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders. One member of the Board attended our 2018 Annual Meeting of Stockholders.

Corporate Governance and Nominating Committee
The Board has established a Corporate Governance and Nominating Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board, recommend nominees for committees of the Board, assess contributions and independence of incumbent directors, review and make recommendations regarding the Board’s leadership structure, recommend changes to corporate governance principles and committee charters and periodically review and assess the adequacy of these documents, and review annually the performance of the Board. The Corporate Governance and Nominating Committee is currently composed of Ms. Cote (Chairperson), Mr. Frist, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson, each of whom has been determined by the Board to be an “independent director” under the rules of The Nasdaq Stock Market. The Corporate Governance and Nominating Committee operates pursuant to a written charter. The Corporate Governance and Nominating Committee’s charter is located on our website at https://investor.verisign.com//corporate-governance. The Corporate Governance and Nominating Committee met four times during 2018.
In nominating candidates for election to the Board, the Corporate Governance and Nominating Committee considers the performance and qualifications of each potential nominee or candidate, not only for his or her individual strengths but also for his or her potential contribution to the Board as a group. While it has no express policy, in carrying out this responsibility the Corporate Governance and Nominating Committee also considers additional factors, such as diversity, business experience, expertise within industries and markets tangential or complementary to the Company’s industry, and business contacts among the various market segments relevant to the Company’s sales, human resource and development strategies. Additionally, pursuant to its charter, the Corporate Governance and Nominating Committee evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics such as diversity, in the context of the current composition of the Board and its committees.
The Corporate Governance and Nominating Committee considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

If you would like to recommend to the Corporate Governance and Nominating Committee a prospective candidate, please submit the candidate’s name and qualifications to: Thomas C. Indelicarto, Secretary, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190.
The Corporate Governance and Nominating Committee will consider all candidates identified by the directors, chief executive officer, stockholders, or third-party search firms through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.

Board Evaluation Process
The Corporate Governance and Nominating Committee oversees the annual performance review of the Board and its committees. Each year, the Corporate Governance and Nominating Committee determines the format for the annual performance reviews, and the Chairperson of each Board committee is responsible for leading that committee’s performance review and the Lead Independent Director is responsible for leading the Board’s performance review. The results of the reviews are reported to Ms. Cote, in her capacity as Chairperson of the Corporate Governance and Nominating Committee, who in turn reports the results of the reviews to the entire Board. In addition to these reviews, the Lead Independent Director solicits comments and feedback from each director on the operation of the Board and the committees and areas for improvement.

Audit Committee
The Board has established an Audit Committee that oversees the accounting and financial reporting processes at the Company, internal control over financial reporting, audits of the Company’s financial statements, the qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit department and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the appointment (subject to stockholder ratification), compensation and retention of the independent registered public accounting firm. The Audit Committee also oversees the Company’s processes to manage business and financial risk, and compliance with significant applicable legal and regulatory requirements, and oversees the Company’s ethics and compliance programs. The Audit Committee is currently composed of Mr. Tomlinson (Chairperson), Ms. Cote and Mr. Moore. Each member of the Audit Committee meets the independence criteria of The Nasdaq Stock Market’s and the SEC’s rules. Each Audit Committee member meets The Nasdaq Stock Market’s financial knowledge requirements, and the Board has determined that the Audit Committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as required by Rule 5605(c)(2) of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The Nasdaq Stock Market. The Audit Committee’s charter is located on our website at https://investor.verisign.com/corporate-governance. The Audit Committee met five times during 2018.

Audit Committee Financial Experts
Our Board has determined that each of Ms. Cote, Mr. Moore and Mr. Tomlinson is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Each of Ms. Cote, Mr. Moore and Mr. Tomlinson meets the independence requirements for audit committee members as defined in the applicable listing standards of The Nasdaq Stock Market.

Compensation Committee
The Board has established a Compensation Committee to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s directors and employees, including executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s Proxy Statement. The Compensation Committee is also responsible for overseeing Verisign’s overall compensation philosophy and approving and evaluating executive officer compensation arrangements, plans, policies, and programs of the Company, and for administering the Company’s equity incentive plans for employees. The Compensation Committee operates pursuant to a written charter. The Compensation Committee’s charter is located on our website at https://investor.verisign.com/corporate-governance. The Compensation Committee is currently composed of Mr. Simpson (Chairperson), Mr. Frist, Ms. Gorelick, and Mr. Tomlinson, each of whom is an “independent director” under the rules of The Nasdaq Stock Market for compensation committee members, a “non-employee director” pursuant to Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met five times during 2018. For further information regarding the role of compensation consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Communicating with the Board
Any stockholder who desires to contact the Board may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board by writing to: Board of Directors, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Conduct
We have adopted the “Verisign Code of Conduct,” which is posted on our website under “Ethics and Business Conduct” at https://investor.verisign.com/corporate-governance. The “Verisign Code of Conduct” applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and other senior accounting officers.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the “Verisign Code of Conduct,” to the extent applicable to the principal executive officer, principal financial officer, or other senior accounting officers, by posting such information on our website, on the web page found by clicking through to “Ethics and Business Conduct” as specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 28, 2019, except as otherwise indicated, by:

•	each current stockholder who is known by us to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see “Executive Compensation—Summary Compensation Table” elsewhere in this Proxy Statement); and

•	all current directors and executive officers as a group.
The percentage ownership is based on 119,408,403 shares of common stock outstanding at March 28, 2019. Shares of common stock that are issuable upon vesting of RSUs within 60 days of March 28, 2019 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such RSUs but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Greater Than 5% Stockholders

Warren Buffett(2) Berkshire Hathaway, Inc. 3555 Farnam Street Omaha, NE 68131	12,952,745	10.85%

The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	11,462,555	9.60%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	8,848,684	7.41%

Renaissance Technologies, LLC(5) Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	7,031,000	5.89%

Directors and Named Executive Officers
D. James Bidzos(6)	794,328	*
Kathleen A. Cote	37,594	*
Thomas F. Frist III	8,801	*
Jamie S. Gorelick	13,898	*
Roger H. Moore	37,371	*
Louis A. Simpson(7)	214,797	*
Timothy Tomlinson(8)	16,363	*
Todd B. Strubbe(9)	96,310	*
George E. Kilguss, III(10)	159,819	*
Thomas C. Indelicarto(11)	48,924	*
All current directors and executive officers as a group (10 persons)(12)	1,428,205	1.20%

*	Less than 1% of Verisign’s outstanding common stock.

(1)
The percentages are calculated using 119,408,403 outstanding shares of common stock on March 28, 2019 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information for each person also includes shares of common stock that are issuable upon vesting of RSUs within 60 days of March 28, 2019.

(2)
Based on a Schedule 13G/A filed with the SEC on February 14, 2017 by Warren E. Buffett, Berkshire Hathaway, Inc. and other reporting persons with respect to the beneficial ownership of 12,952,745 shares. Berkshire Hathaway, Inc., is a diversified holding company which Mr. Buffett may be deemed to control. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over 12,952,745 of these shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway. National Indemnity Company and GEICO Corporation each share voting and dispositive power over 7,905,481 of these shares.

(3)
Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group with respect to the beneficial ownership of 11,462,555 shares. The Vanguard Group has sole voting power over 130,791 of these shares, shared voting power over 31,645 of these shares, sole dispositive power over 11,301,954 of these shares and shared dispositive power over 160,601 of these shares.

(4)
Based on a Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock, Inc. with respect to the beneficial ownership of 8,848,684 shares. BlackRock, Inc. has sole voting power over 7,813,094 of these shares and sole dispositive power over all 8,848,684 of these shares.

(5)
Based on a Schedule 13G/A filed with the SEC on February 13, 2019 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation with respect to the beneficial ownership of 7,031,000 shares. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting power and sole dispositive power over all 7,031,000 of these shares.

(6)	Includes 7,757 RSUs vesting within 60 days of March 28, 2019 held directly by Mr. Bidzos.

(7)	Includes 214,797 shares held by the Louis A. Simpson Living Trust, under which Mr. Simpson is the trustee.

(8)	Includes 16,363 shares held by the Tomlinson Family Trust, under which Mr. Tomlinson and his spouse are co-trustees.

(9)	Includes 8,070 RSUs vesting within 60 days of March 28, 2019 held directly by Mr. Strubbe.

(10)	Includes 2,634 RSUs vesting within 60 days of March 28, 2019 held directly by Mr. Kilguss.

(11)	Includes 1,874 RSUs vesting within 60 days of March 28, 2019 held directly by Mr. Indelicarto.

(12)	Includes the shares described in footnotes (6)-(11).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock.
Based solely on a review of the reports we filed on behalf of our directors and executive officers, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for 2018.

PROPOSAL NO. 2
TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, VERISIGN’S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and related SEC rules, we are seeking an advisory stockholder vote to approve the compensation of our Named Executive Officers for 2018 as disclosed under SEC rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement. The stockholder vote approving executive compensation is advisory only, and the result of the vote is not binding upon the Company or the Board. Although the resolution is non-binding, the Board and the Compensation Committee will consider the outcome of the advisory vote approving executive compensation when making future compensation decisions. On May 25, 2017, the majority of our stockholders voted in favor of an annual non-binding stockholder advisory vote approving executive compensation and, in consideration of the outcome of the frequency vote, the Board has determined to hold such advisory vote each year. Following the Annual Meeting, the next non-binding advisory vote to approve our executive compensation will occur at the 2020 Annual Meeting of Stockholders.
Our executive compensation program and compensation paid to the Named Executive Officers are described elsewhere in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the Named Executive Officers. You may vote for or against the following resolution, or you may abstain.
RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of VeriSign, Inc.’s Named Executive Officers, as disclosed under SEC rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement.
The Board Recommends a Vote “FOR” the foregoing resolution.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our 2018 Named Executive Officers (“NEOs”), who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in this Proxy Statement. Our NEOs are:

•	D. James Bidzos, Executive Chairman, President and Chief Executive Officer (“CEO”);

•	Todd B. Strubbe, Executive Vice President, Chief Operating Officer (“COO”);

•	George E. Kilguss, III, Executive Vice President, Chief Financial Officer (“CFO”); and

•	Thomas C. Indelicarto, Executive Vice President, General Counsel and Secretary.
In the sections below, we will describe the material elements of our executive compensation program for 2018, including how we set compensation and tie pay to performance. We refer to our NEOs, Executive Vice Presidents and Senior Vice Presidents, collectively as our “executives.”
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain the executive talent we need to maintain our high performance standards and grow our business for the future. Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long-term performance goals, which in turn will create value for our stockholders. No significant changes were made to our executive compensation program in 2018, but we continue to monitor our program for market competitiveness and alignment with best practices.
Our executive compensation program is designed with the following objectives and program elements:

Objective	Program Element

Attract and retain talented executives	Provide a competitive level of total compensation (base salary, bonus and long-term incentive).

Promote a pay for performance philosophy based on both Company performance and individual contributions
Provide a compensation program that is weighted in favor of annual and long-term incentives that are tied to financial and strategic goals designed to enhance stockholder value. In addition, provide annual incentive bonuses based on Company performance that may be modified up (subject to specified limitations) or down based on individual performance to more closely align executives’ personal accomplishments with their compensation.

Align the interests of our executives with our stockholders
Tie a significant portion of compensation to the long-term value of our stock, including performance-based stock awards that are tied in part to Total Shareholder Return (“TSR”). In addition, require executives to meet stock ownership guidelines and retain minimum stock ownership until six months after termination of employment.

Key features of our current executive compensation program include:

•	A majority of our executives’ compensation is based on their individual and the Company’s performance.

•	Our executives do not have employment contracts.

•	Our executives’ change in control agreements contain a double trigger and do not provide for tax gross-ups.

•	We do not have special pension plans, special retirement plans or other significant perquisites for executives.

•	Our executives participate in the same benefit programs as all other employees.

•
Our Board of Directors has established an incentive compensation recovery policy applicable to our NEOs that covers both cash and performance-based equity in the event of a materially inaccurate financial statement or performance metric criterion with or without a restatement of our financial statements.

•
We maintain forfeiture provisions in our equity awards such that unvested awards are generally forfeited upon a termination of employment (subject to limited exceptions for death, disability, and certain terminations related to a change in control).

•	We have robust stock ownership requirements applicable to our executives and directors.

•	Our insider trading policy prohibits any employee or director from shorting, hedging or pledging our stock.

Pay and Performance Relationship: Attracting and retaining the executive talent we need to be successful is a key objective of our executive compensation program. It is equally important that our executives are motivated to and rewarded for achieving objectives that provide long-term benefits to our stockholders. We have designed our executive compensation program so that a significant amount of our NEOs’ compensation is tied to our Company’s performance and stockholders’ long-term interests. The charts below illustrate our emphasis on performance-based compensation.
1Performance-Based Compensation = 2018 Annual Target Bonus + 2018 Long-Term Incentive, valued as of the date of the grant.
Results of Stockholder Advisory Votes on Executive Compensation: When the Compensation Committee set compensation amounts for 2019, it considered the results of the stockholder advisory vote on executive compensation that took place in May 2018. Our stockholders indicated strong support of our executive compensation program as disclosed in the 2018 Proxy Statement, with over 98% of the votes cast in favor of our executive compensation program.
Elements of Our Executive Compensation Program
Our executive compensation program is made up of three main elements: base salary, annual incentive bonus and long-term incentive compensation. The chart below shows our objectives for each element of compensation and what factors we use to determine actual awards. For each element of compensation, we review peer group and relevant survey data before determining award levels.

Element	Objective	Factors Used to Determine Awards

Base Salary	Provide a guaranteed level of annual income in order to attract and retain our executive talent. Increases are not automatic or guaranteed.	• Job responsibilities and scope • Experience • Individual contributions • Internal pay equity

Annual Incentive Bonus	Provide a reward for achieving individual goals and the Company’s financial and strategic operational goals.	• Company performance • Individual performance

Long-Term Incentive Compensation	Provide a reward that both serves a retentive purpose and incentivizes executives to manage Verisign from the perspective of a stockholder.
• Importance of the executive to Company performance
• Individual contributions
• Future potential of the executive
• Value of executive’s vested and unvested outstanding equity awards
• Internal pay equity

Our Process for Setting Compensation
Role of the Compensation Committee: The Compensation Committee oversees our compensation and benefit programs, approves executives’ compensation, and sets the policies that govern compensation of our executives and other employees. The Compensation Committee annually:

•	Reviews and makes changes as appropriate to the peer group used to benchmark competitive compensation levels for our executives;

•	Reviews the report from its compensation consultant as described below in the section titled “Role of External Compensation Consultant;”

•	Reviews and approves design elements of executive compensation for market competitiveness and alignment with Company goals;

•	Reviews stockholder dilution and burn rate in making equity compensation decisions;

•	Sets performance goals for our annual and long-term incentive compensation programs;

•
Reviews the Board’s assessment of the individual performance of the CEO during the year and determines any adjustments to the CEO’s base salary, annual incentive bonus, and equity awards based on this assessment, its review of peer group data, its review of a tally sheet, which details the entire compensation and benefits package and earnings potential from unvested equity awards, for the CEO and its review of its compensation consultant’s report;

•	Reviews the comprehensive risk assessment of the Company’s incentive plans and arrangements;

•
Reviews the CEO’s assessment of the individual performance of each executive during the year and approves any adjustments to base salary, annual incentive bonus, and equity awards based on this assessment, its review of peer group data, its review of tally sheets for the executives and its review of its compensation consultant’s report;

•
Reviews the competitiveness of our executives’ base salaries, annual incentive bonus targets and long-term incentive compensation targets (element by element and in aggregate) by comparing our program to a peer group of publicly-traded, technology companies that we view as representative of our competitors for executive talent; and

•	Examines the compensation data of our peer group and also reviews broader survey data for technology companies that are comparable to us in industry and financial metrics.
Role of Management: The CEO annually reviews the peer group market data, comparable industry survey data, the tally sheet data provided by the external compensation consultant, and the performance of each executive and makes recommendations to the Compensation Committee for base salary adjustments, annual incentive bonuses and equity awards.
Role of External Compensation Consultant: The Compensation Committee has engaged FW Cook as its independent consultant to assist it in evaluating and analyzing the Company’s executive compensation program. FW Cook provides the following services to the Compensation Committee:

•
Analyzes the executives’, including the CEO’s, annual compensation based on comparisons to the Company’s peer group and comparable industry survey data, including in both cases target and actual total compensation, and advises the Compensation Committee on the appropriateness of management’s recommendations for any changes to the executives’ compensation;

•	Reviews the Company’s peer group annually and provides recommendations for changes as appropriate;

•	Advises the Compensation Committee on best practices related to oversight and design of the Company’s executive compensation program;

•	Reviews compensation design recommendations by the Company’s management and provides recommendations to the Compensation Committee on the impact of those recommendations;

•	Reviews the CEO’s compensation program’s design and makes recommendations to the Compensation Committee if it believes changes to the CEO’s compensation would be appropriate;

•	Reviews the Company’s equity compensation philosophy and incentive design;

•	Reviews and provides guidance on the impact of regulatory changes on executive and non-employee director compensation;

•	Reviews the risk assessment of the Company’s incentive plans and arrangements;

•	Reviews and provides guidance on the executive compensation disclosures; and

•	Reviews non-employee director compensation.

At its meeting in October 2018, the Compensation Committee reviewed FW Cook’s performance, and in December 2018, the Compensation Committee assessed FW Cook’s independence against the six independence factors set forth in the Nasdaq rules. The Compensation Committee determined that FW Cook was independent and engaged FW Cook for 2019. FW Cook performs no other services for the Company and the Compensation Committee concluded that its services for the Compensation Committee do not raise any conflicts of interest.
Peer Group: Each year, the Compensation Committee reviews the peer group with the assistance of its independent consultant and makes changes as appropriate in order to ensure it continues to suitably reflect the competitive market for executive talent. In making 2018 compensation decisions, the peer group the Compensation Committee used was:

Akamai Technologies	Global Payments
Alliance Data Systems	Intuit
ANSYS	Nuance Communications
Autodesk	Paychex
Cadence Design Systems	Red Hat
Citrix Systems	Roper Technologies
Equinix	Synopsys
F5 Networks	Teradata
Factset Research Systems	Total System Services
Fiserv	Verisk Analytics

Verisign’s revenue, operating income before depreciation and amortization (“Adjusted Operating Income”), and market capitalization as compared to its 2018 peer group were as follows: first quartile for revenue, third quartile for Adjusted Operating Income and third quartile for market capitalization. The data for market capitalization is as of December 31, 2018, while revenue and Adjusted Operating Income reflect each peer group members’ most recently reported four quarters as of February 21, 2019.

As part of its annual review of our peer group, in October 2018, FW Cook completed and provided the Compensation Committee with reevaluation of current peers and identified potential new peers based on revenue, Adjusted Operating Income, market capitalization, free cash flow yield, Adjusted Operating Income growth, use of dividends or buybacks, inclusion in the S&P 500 and their industry. No new peers were added for use in setting 2019 compensation as a result of the annual review.

Base Salary: For 2018, the Compensation Committee reviewed competitive benchmark data provided by FW Cook and recommendations from our CEO regarding each executive’s individual performance other than himself. Based on that review, the Compensation Committee approved adjustments to NEOs’ salaries as summarized in the chart below.

Name	Position	2017 Base Salary	2018 Base Salary	Rationale for Adjustment
D. James Bidzos	Executive Chairman, President and CEO	$850,000	$925,000	Mr. Bidzos received a salary increase to better align with CEO peer group market data.

Todd B. Strubbe	Executive Vice President, COO	$550,000	$550,000	Mr. Strubbe received no increase for 2018 as base salary was aligned with peer group.

George E. Kilguss, III	Executive Vice President, CFO	$475,000	$500,000	Mr. Kilguss received a salary increase to better align with peer group market data.

Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$425,000	$450,000	Mr. Indelicarto received a salary increase to better align with peer group market data
Annual Incentive Bonus: The NEOs participate in the Verisign Performance Plan (“VPP”), which is a cash-based annual bonus plan. VPP bonuses are based on the Company’s achievement of pre-established financial goals, as well as individual performance.
The Compensation Committee determines the target annual incentive opportunity for each of our NEOs based on a comparison to our peer group and information obtained from relevant survey data. For 2018, the Compensation Committee made no changes to bonus targets as a percent of base salary and approved the following for our NEOs:

NEOs	2018 Bonus Target as a % of Base Salary
Executive Chairman, President and CEO	125%
Executive Vice President, COO	80%
Executive Vice President, CFO	75%
Executive Vice President, General Counsel and Secretary	75%
The Compensation Committee approves actual annual incentive award payments for our executives taking into account the Company’s and the individual’s performance. The Company’s performance determines the initial level of funding for the annual incentive bonus pool. The Compensation Committee then considers, and approves as appropriate, the CEO’s recommendation for modifying any individual awards above or below the level of funding based on an assessment of individual performance, subject to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation and Annual Incentive Compensation Plan and the 175% funding limitation for the VPP.
The Company’s performance goals for the 2018 VPP were approved by the Compensation Committee in December 2017 and were based on two financial measures: Revenue and non-GAAP operating margin, both weighted equally.
For purposes of determining the bonus pool, we calculate the non-GAAP operating margin by taking the Company’s consolidated non-GAAP operating income as a percentage of revenue. We determine the consolidated non-GAAP operating income by excluding stock-based compensation from the Company’s consolidated operating income as determined under GAAP.
The 2018 VPP requires achievement of 98% of the established targets for each of revenue and non-GAAP operating margin before any funding of the bonus pool may occur. The funding at different achievement levels (threshold, target and maximum) established for each of revenue and non-GAAP operating margin for the 2018 VPP are set forth in the table below. The table also illustrates actual revenue and non-GAAP operating margin achieved for 2018 and the corresponding funding levels resulting in a 108% funding for the 2018 VPP bonus pool.

	Revenue		Non-GAAP Operating Margin
Achievement	Metric (in millions)	Funding	Metric	Funding	Total Funding
Threshold	$1,200.1	12.5%	65.6%	12.5%	25.0%
Target	$1,212.2	50.0%	66.2%	50.0%	100.0%
Maximum	$1,278.9	87.5%	69.9%	87.5%	175.0%
Actual	$1,215.0	50.0%	67.5%	58.0%	108.0%
In order to establish actual award amounts under the VPP, the Compensation Committee also reviewed the CEO’s assessment of individual performance of the NEOs and considered the Board’s assessment of the CEO’s individual performance. The chart below indicates the Compensation Committee’s approved annual incentive bonus award for each NEO under the 2018 VPP .

				2018 Actual Bonus Payment
Name	Position	2018 Base Salary	Bonus Target as a % of Base Salary	Funding Multiplier as a % of Target	Actual Payout as a % of Target	Actual Payout Amount	Actual Payout as a % of Base Salary
D. James Bidzos(1)	Executive Chairman, President and CEO	$925,000	125%	108%	108%	$1,248,750	135%

Todd B. Strubbe(1)	Executive Vice President, COO	$550,000	80%	108%	108%	$475,200	86%

George E. Kilguss, III(1)	Executive Vice President, CFO	$500,000	75%	108%	108%	$405,000	81%

Thomas C. Indelicarto(2)	Executive Vice President, General Counsel and Secretary	$450,000	75%	108%	119%	$400,000	89%

(1)	Messrs. Bidzos, Strubbe and Kilguss received a bonus payment at the funding multiplier level with no further adjustment.

(2)	Mr. Indelicarto received a bonus payment at 119% of his bonus target; the adjustment over the funding multiplier level was made due to his notable contributions and performance.

Long-Term Incentive Compensation: Equity-based grants are a key element of our total compensation program and are issued in accordance with the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). Consistent with our compensation philosophy, we believe it is important that these awards have a performance component and that they are based in part on TSR. Individuals’ target award amounts are based on several factors including competitiveness as determined by data provided by FW Cook, job responsibilities, individual contributions, and future potential of the executive.
In 2018, the Compensation Committee granted long-term equity compensation to our executives, other than the CEO, consisting of 50% performance-based RSUs (“PSUs”) and 50% time-vesting RSUs. The CEO received long-term equity compensation consisting of 60% PSUs and 40% time-vesting RSUs. The time-vesting RSUs provide strong retentive value for our executive talent as they vest ratably over four years, subject to continued employment. They are also linked to increases in stockholder value creation as their value goes up or down with the Company’s stock price. The PSUs are linked to long-term Company financial performance as well as increases in TSR.
The metrics associated with the 2018 PSUs consist of two financial measures - compound annual growth rate (“CAGR”) of operating income per share and TSR of Verisign stock compared to the TSR of the S&P 500 Index, each measured over a three-year performance period from January 1, 2018 through December 31, 2020. The number of PSUs earned may range from 0% to 200% of the target award based on CAGR of operating income per share for the performance period, but no more than 100% of target may be earned unless the TSR of Verisign stock equals or outperforms the TSR of the S&P 500 Index for the performance period. We believe that the performance metrics coincide with stockholder interests, create a long-term performance focus and complement the performance metrics in the Company’s short term annual cash incentive plan. The vesting of the 2018 PSUs at the end of a three-year performance period also provides a strong retention incentive.
Equity awards for NEOs were granted on February 13, 2018 at the regularly scheduled Compensation Committee meeting. The Compensation Committee approved the total value granted to individual executives (time-vesting and performance-based) based on the factors discussed above. The actual number of RSUs was a function of the closing stock price on February 13, 2018.
The chart below shows the equity awards granted to each NEO in February 2018:

		2018 Annual Equity Grants
Name	Position	Total Market Value of Equity Grant (1)	Grant Date Fair Value per share	Time-vesting RSUs granted (2)	PSUs granted (3)
D. James Bidzos	Executive Chairman, President and CEO	$6,999,855	$110.57	25,323	37,984
Todd B. Strubbe	Executive Vice President, COO	$2,759,827	$110.57	12,480	12,480
George E. Kilguss, III	Executive Vice President, CFO	$2,199,901	$110.57	9,948	9,948
Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$1,399,816	$110.57	6,330	6,330

(1)	Total market value of equity grant is the combined value of time-vesting RSUs and PSUs based on grant date fair value per share.

(2)	25% vested on February 15, 2019, and the remainder vests ratably, 6.25% each quarter for the 3 years thereafter.

(3)
Number of PSUs granted represents shares to be earned at target achievement. The performance period is January 1, 2018 through December 31, 2020. Vesting occurs after the performance achievement has been certified by the Compensation Committee and the Company has received an unqualified signed opinion on the Company’s financial statements for the year ending December 31, 2020 from its independent registered public accounting firm.

Achievement of PSUs Granted in 2016
In February 2016, the Compensation Committee granted PSUs with a performance period of January 1, 2016 through December 31, 2018. The number of PSUs that could be earned ranged from 0% to 200% of the target award based on CAGR of operating income per share for the performance period, but no more than 100% of target could be earned unless the TSR on Verisign stock equaled or outperformed the TSR of the S&P 500 Index for the performance period. In February 2019, the Compensation Committee reviewed the extent of achievement against the performance goals for these PSUs.
The CAGR of Operating Income per share over the three-year period ended December 31, 2018 was 11.2% versus the target achievement of 8.1%. Verisign’s 69.4% TSR was greater than the S&P 500 Index’s 33.6% TSR. This resulted in awards of 178% of target.

The chart below shows the number of PSUs that were earned and settled in shares in February 2019 based on achievement of the performance metrics for the 2016 through 2018 performance period.

Name	Position	Total PSUs Granted in 2016	Goal Achievement	Actual PSUs Earned and Vested in February 2019
D. James Bidzos	Executive Chairman, President and CEO	44,198	178%	78,672
Todd B. Strubbe	Executive Vice President, COO	16,942	178%	30,156
George E. Kilguss, III	Executive Vice President, CFO	12,891	178%	22,945
Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	8,594	178%	15,297
Other Features of our Executive Compensation Program
Stock Retention Policy: Our stock retention policy applies to our employees at the Senior Vice President level and above, officers who are subject to the provisions of Section 16 of the Exchange Act (“Section 16 Officers”), and board members.
Ownership levels are set as a multiple of base salary or annual retainer and are as follows:

•	Directors: 10x Annual Retainer

•	CEO: 6x Base Salary

•	Section 16 Officers, Executive Vice Presidents and Senior Vice Presidents, other than the CEO: 2x Base Salary
The stock retention policy requires participants to retain 50% of their shares received from equity awards (net of taxes) until they reach the required minimum ownership level, and that the required minimum number of shares must be held until six months after the participant ceases employment or board service with the Company. We believe requiring executives and board members to continue to retain stock after their service with the Company ceases aligns our executives’ interests with the long-term interests of our stockholders.
Insider Trading Policy: Our Insider Trading Policy prohibits employees, including our executives and directors, from buying or selling derivative securities related to our common stock, such as puts or calls. We believe derivative securities diminish the alignment of incentives between our executives and stockholders. The Policy also prohibits employees and directors from engaging in hedging or monetization transactions using our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, under our Policy, our executives and directors may only purchase and sell our common stock during approved trading windows and upon pre-approval.
Recovery of Incentive Compensation: The Compensation Committee has adopted an executive incentive compensation recovery policy that applies to annual and long-term incentive awards. The policy applies when there is an inaccurate financial statement, including statements of earnings, revenues, or gains or any other materially inaccurate calculation of a performance metric criterion, regardless of whether such inaccuracy was the subject of financial statement restatement. If, as a result of such inaccurate financial statement or calculation, certain executives received materially more incentive compensation than they would have had the correct financial statement or calculation been prepared at the time of the compensation award, the Compensation Committee shall (subject to the exception noted below) seek recovery of this overpayment. The recovery could occur either by limiting future awards or directly seeking repayment. The Compensation Committee may only determine not to seek recovery of such an overpayment if the direct costs of recovery are expected to exceed the amount of recovery. In the case of fraudulent, intentional, willful or grossly negligent misconduct by the recipient of an award, the Compensation Committee can attempt to recoup previous incentive awards paid regardless of when the awards were paid to the executive. If the inaccuracy is not the result of these circumstances, the Compensation Committee can only recover incentive awards that were incorrectly paid based on the inaccuracy if they were paid in the three years prior to the determination that the financial statement was inaccurate.
Equity Award Practices: The Compensation Committee approves all equity awards to our executives, the aggregate annual equity pool, employee grant guidelines, and all equity awards to eligible employees during the annual grant process, which generally takes place in February.
Benefits: We do not provide our executives with any benefits other than those provided to all of our other U.S.-based employees. All of our U.S.-based employees are eligible for medical, dental and vision insurance, life insurance, short and long-term disability, paid time off, an employee stock purchase plan, and a qualified 401(k) salary deferral plan.
Severance or Employment Agreements:  We generally do not enter into severance or employment agreements with our executives (except as described below), nor do we provide severance or other benefits following voluntary termination. However, the Compensation Committee may determine in special circumstances that providing such severance payments or benefits or entering into employment agreements is warranted in order to attract a potential executive or for other business considerations.

Change in Control and Retention Agreements:  We have entered into change in control and retention agreements with our executives. These agreements provide for change in control severance benefits and payments in the event the executive’s employment is terminated in connection with a change in control of the Company. These agreements are “double trigger” agreements which means the executives will only be eligible for payments under the agreements if both a change in control of the Company occurs and the executive’s employment is terminated without cause (or by the executive for good reason) within 24 months of the change in control.
The Compensation Committee believes these agreements are necessary to attract and retain executive talent and to remove any potential conflicts of interests of our executives when making decisions related to potentially beneficial corporate transactions. Each year, the Compensation Committee reviews the provisions of these agreements with FW Cook and makes adjustments as necessary to ensure alignment of executives’ interests with stockholders’ interests. FW Cook advised the Compensation Committee that the agreements were consistent with best practices, which include double trigger benefits, severance multiples less than or equal to 2x base salary and target bonus, and have no tax-gross up provision. Based on FW Cook’s analysis and the Compensation Committee’s review, no changes were made to the benefits provided under the agreements in 2018. The CEOs change in control agreement provides for a severance payment of 2x his base salary and a bonus payment of 2x target bonus plus the cash equivalent of two years of continuation of health benefits if he participates in the Company’s health plans at the date of his termination. The other terms of his change in control agreement are the same as other executives. Additional details about these agreements, including potential payments, may be found in the “Potential Payments Upon Termination or Change in Control” section and the “Termination and Change in Control Benefit Estimates as of December 31, 2018” table elsewhere in this Proxy Statement.
Risk Assessment: In 2018, we performed a comprehensive assessment of our compensation policies and program design to determine whether risks arising under them would be likely to have a material adverse effect on the Company. We considered each element of our compensation programs and policies in our risk assessment and determined that none of our compensation policies and programs creates a risk that is reasonably likely to have a material adverse effect on the Company.
Tax Treatment of Executive Compensation and the Annual Incentive Compensation Plan: In order to try to ensure that annual incentive bonuses paid to NEOs were considered performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 as then in effect, in 2015, stockholders approved the Annual Incentive Compensation Plan (“AICP”). With the enactment of the Tax Cuts and Jobs Act in 2017, the exemption for qualified performance-based compensation was removed from the Internal Revenue Code of 1986; however, it is possible that additional changes could be enacted, or regulations could be promulgated, which would make the AICP useful from a federal or state tax perspective. The Company therefore continued to approve targets for 2018 under the AICP, and the AICP is the vehicle under which NEOs’ bonuses, determined as described above, are paid.
Under the AICP, for 2018, assuming the performance goal was met, each NEO could be awarded a maximum bonus of 300% of his or her target bonus (but no more than $5 million), subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. In determining the annual incentive bonus, the Compensation Committee exercised its discretion to award bonuses below the maximum amount permitted under the AICP as described above under Annual Incentive Bonus. The 2018 performance goal for the AICP was approved by the Compensation Committee at its February 13, 2018 meeting, which provided that the Company must achieve non-GAAP operating income in excess of $50 million before a bonus could be paid. This target was achieved.
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Compensation Committee
Louis A. Simpson (Chairperson)
Thomas F. Frist III
Jamie S. Gorelick
Timothy Tomlinson

 Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2018 were Louis A. Simpson, Thomas F. Frist III, Jamie S. Gorelick and Timothy Tomlinson. Mr. Frist joined the Compensation Committee in October 2018. All of the members of the Compensation Committee during 2018 were independent directors, and none of the members of the Compensation Committee during 2018 were employees or officers or former officers of Verisign during the prior three years, as required for director independence under the Nasdaq rules. No executive officer of Verisign has served on the Compensation Committee (or other board committee performing equivalent functions, if any) or the board of directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Verisign during 2018; and no executive officer of Verisign has served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our Board during 2018.

Summary Compensation Table
The following table sets forth certain summary information concerning the compensation of our NEOs for 2018, 2017 and 2016.
SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. James Bidzos	2018	913,461	6,999,855	1,248,750	720	9,162,786
Executive Chairman, President and Chief Executive Officer	2017	842,308	6,999,937	1,105,000	7,068	8,954,313
	2016	792,308	8,477,344	1,430,000	720	10,700,372

Todd B. Strubbe	2018	550,000	2,759,828	475,200	9,970	3,794,998
Executive Vice President and Chief Operating Officer	2017	550,000	2,759,858	457,600	8,820	3,776,278
	2016	550,000	2,759,852	613,800	30,317	3,953,969

George E. Kilguss, III	2018	496,154	2,199,900	405,000	9,964	3,111,018
Executive Vice President, Chief Financial Officer	2017	475,000	2,099,907	400,000	8,784	2,983,691
	2016	467,308	2,555,373	509,438	8,872	3,540,991

Thomas C. Indelicarto	2018	446,154	1,399,816	400,000	642	2,246,612
Executive Vice President, General Counsel and Secretary	2017	425,000	1,399,938	350,000	7,068	2,182,006
	2016	413,462	1,855,392	485,000	594	2,754,448

(1)	Includes, where applicable, amounts electively contributed by each NEO under our 401(k) Plan.

(2)
Amounts shown represent the aggregate grant date fair value, which is based on the closing share price on the date of the grant. Amounts for PSUs, which are subject to performance and market conditions, are based upon the probable outcome of the performance conditions as of the grant date of the award. Amounts shown for 2018 include the following for PSUs: Mr. Bidzos, $4,199,891; Mr. Strubbe, $1,379,914; Mr. Kilguss, $1,099,950; and Mr. Indelicarto, $699,908. Grant date fair value for PSUs granted in 2018, at the maximum achievement level (i.e., 200% payout) would be 151% of the amounts for each executive, calculated using a Monte Carlo simulation model.

(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated but paid in the following year.

(4)
Except as otherwise indicated, amounts in “All Other Compensation” includes, where applicable, matching contributions made by the Company to the VeriSign, Inc. 401(k) Plan, wellness incentive payment, life insurance and accidental death and dismemberment insurance payments.

Grants of Plan-Based Awards in 2018
The following table shows all plan-based awards granted to our NEOs for 2018 under annual and long-term plans.
GRANTS OF PLAN-BASED AWARDS IN 2018(1)

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
D. James Bidzos	N/A	289,063	1,156,250	3,468,750
	2/13/2018				3,798	37,984	75,968		4,199,891
	2/13/2018							25,323	2,799,964
Todd B. Strubbe	N/A	110,000	440,000	1,320,000
	2/13/2018				1,248	12,480	24,960		1,379,914
	2/13/2018							12,480	1,379,914
George E. Kilguss, III	N/A	93,750	375,000	1,125,000
	2/13/2018				995	9,948	19,896		1,099,950
	2/13/2018							9,948	1,099,950
Thomas C. Indelicarto	N/A	84,375	337,500	1,012,500
	2/13/2018				633	6,330	12,660		699,908
	2/13/2018							6,330	699,908

(1)
Each of our NEOs received an annual cash bonus under the AICP and VPP and received long-term incentive compensation under the 2006 Plan as described in “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

(2)
Each of our NEOs was awarded PSUs on February 13, 2018, to be earned based on Company performance and subject to a relative TSR achievement threshold in 2020 and determination to be made after the end of 2020.

(3)	The RSU awards vested 25% of the total award on February 15, 2019 and the remainder vests 6.25% of the total award each quarter thereafter, until fully vested.

 Outstanding Equity Awards at 2018 Year-End
The following table shows all outstanding equity awards held by our NEOs at the end of 2018 granted under the 2006 Plan.
OUTSTANDING EQUITY AWARDS AT 2018 YEAR-END

		Stock Awards
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
D. James Bidzos	02/10/2015	10,266	(2)	1,522,345
	10/20/2015	8,246	(3)	1,222,799
	01/04/2016				59,558	(4)	8,831,856
	02/17/2016	9,975	(3)	1,479,193
	02/17/2016				78,672	(5)	11,666,271
	02/14/2017	19,047	(3)	2,824,480
	02/14/2017				101,596	(6)	15,065,671
	02/13/2018	25,323	(3)	3,755,148
	02/13/2018				75,968	(7)	11,265,295

Todd B. Strubbe	04/20/2015	5,188	(2)	769,329
	02/17/2016	5,294	(3)	785,047
	02/17/2016				30,156	(5)	4,471,833
	02/14/2017	9,387	(3)	1,391,998
	02/14/2017				33,380	(6)	4,949,920
	02/13/2018	12,480	(3)	1,850,659
	02/13/2018				24,960	(7)	3,701,318

George E. Kilguss, III	02/10/2015	4,106	(2)	608,879
	10/20/2015	1,649	(3)	244,530
	01/04/2016				11,910	(4)	1,766,134
	02/17/2016	4,027	(3)	597,164
	02/17/2016				22,945	(5)	3,402,514
	02/14/2017	7,142	(3)	1,059,087
	02/14/2017				25,398	(6)	3,766,269
	02/13/2018	9,948	(3)	1,475,189
	02/13/2018				19,896	(7)	2,950,378

Thomas C. Indelicarto (8)	02/10/2015	2,258	(2)	334,839
	10/20/2015	1,649	(3)	244,530
	01/04/2016				11,910	(4)	1,766,134
	02/17/2016	2,685	(3)	398,159
	02/17/2016				15,297	(5)	2,268,392
	02/14/2017	4,761	(3)	706,009
	02/14/2017				16,932	(6)	2,510,846
	02/13/2018	6,330	(3)	938,676
	02/13/2018				12,660	(7)	1,877,351

(1)	The market value is calculated by multiplying the number of shares by the closing price of our common stock on December 31, 2018, which was $148.29 per share.

(2)	The RSU award vests 25% of the total award on each anniversary of the date of grant until fully vested.

(3)	The RSU award vests 25% of the total award on approximately the first anniversary of the date of grant and then vests 6.25% of the total award each quarter thereafter until fully vested.

(4)
Awards of PSUs were granted on January 4, 2016, to be earned based on achievement of specified levels of TSR of Verisign stock compared to the TSR of the S&P 500 Index over a four-year performance period. The number of shares shown reflects achievement of the maximum level of relative TSR of Verisign stock compared to the TSR of the S&P 500 Index for 2016, 2017 and 2018.

(5)
Awards of PSUs were granted on February 17, 2016, to be earned based on Company performance in 2016, 2017 and 2018. Performance criteria were achieved at 178% of target and as such, these PSUs vested on the date the Company received an unqualified signed opinion on the Company’s financial statements from its independent registered public accounting firm, February 15, 2019.

(6)
Awards of PSUs were granted on February 14, 2017, to be earned based on Company performance in 2017, 2018 and 2019 and determination to be made after the end of 2019. The number of shares shown reflects achievement of the maximum performance level based on Company performance and relative TSR of Verisign stock compared to the TSR of the S&P 500 for 2017 and 2018.

(7)
Awards of PSUs were granted on February 13, 2018, to be earned based on Company performance in 2018 2019 and 2020 and determination to be made after the end of 2020. The number of shares shown reflects achievement of the maximum performance level based on Company performance and relative TSR of Verisign stock compared to the TSR of the S&P 500 for 2018.

Stock Vested in 2018
The following table shows all stock awards vested and the value realized upon vesting by our NEOs during 2018. No stock options were exercised by any of our NEOs during 2018.
STOCK VESTED IN 2018

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
D. James Bidzos	157,830	19,272,209
Todd B. Strubbe	68,995	8,536,203
George E. Kilguss, III	48,438	5,915,464
Thomas C. Indelicarto	29,792	3,721,720

(1)	The value realized upon vesting is calculated by multiplying the number of shares that vested by the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control
Except as described below, we have no formal severance program for our NEOs, each of whom may be terminated at any time at the discretion of the Board.

Treatment of Equity Upon Death or Disability or Termination for any Other Reason

In the event of termination due to death or disability, outstanding equity awards will be treated as follows:

•	Time-based RSUs – unvested RSUs shall accelerate in full according to the terms in the applicable award agreements; and

•
PSUs – If such termination occurs during the applicable performance period and before the conclusion of such performance period, then such PSUs will accelerate based on the target achievement level; if such termination occurs after the conclusion of the applicable performance period and before the award for such performance period has been paid, then the PSUs will fully accelerate based upon the actual achievement level.

In the event of a termination for any other reason, all unvested equity awards are forfeited for no consideration.
Change in Control Agreements

Each of our executives is party to a change in control and retention agreement (the “CIC Agreements”). Under the CIC Agreements, each of the executives is entitled to receive severance benefits if, within the twenty-four months following a “change in control” (or under certain circumstances, during the six-month period preceding a change in control), the executive’s employment is terminated by the Company or its successor without “cause” or by the executive for “good reason” (referred to as a “qualified termination”). The terms and conditions of the CIC Agreements are described below.
Under the CIC Agreements, “change in control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;
(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c) a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the directors are incumbent directors;
(d) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or
(e) stockholder approval of the dissolution or liquidation of the Company.
Under the CIC Agreements, “cause” means:
(a) an executive’s willful and continued failure to substantially perform the executive’s duties after written notice providing the executive with ninety (90) days from the date of the executive’s receipt of such notice in which to cure;
(b) conviction of (or plea of guilty or no contest to) the executive for a felony involving moral turpitude;
(c) an executive’s willful misconduct or gross negligence resulting in material harm to the Company; or
(d) an executive’s willful violation of the Company’s policies resulting in material harm to the Company.
Under the CIC Agreements, “good reason” means:
(a) a change in the executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the executive’s authority, duties and responsibilities immediately preceding the change in control;
(b) a reduction in the executive’s base salary compared to the executive’s base salary immediately preceding the change in control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;
(c) a reduction in the executive’s bonus opportunity of five percent (5%) or more from the executive’s bonus opportunity immediately preceding the change in control, except for an across-the-board reduction applicable to all senior executives of the Company;
(d) a failure to provide the executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;
(e) a reduction of at least 5% in aggregate benefits that the executive is entitled to receive under all employee benefit plans of the Company following a change in control compared to the aggregate benefits the executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the change in control;
(f) a requirement that the executive be based at any office location more than 40 miles from the executive’s primary office location immediately preceding the change in control, if such relocation increases the executive’s commute by more than ten (10) miles from the executive’s principal residence immediately preceding the change in control; or
(g) the failure of the Company to obtain the assumption of the agreement from any successor as provided in the agreement.
Under the CIC Agreements, “incumbent director” means: directors who either (i) are directors as of the date of the CIC Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
If a change in control occurs and the executive officer experiences a qualifying termination and timely delivers a general release agreement, the CIC Agreements provide that Verisign will make the following payments and provide the following benefits to the executive officer (subject to a six month delay if and to the extent required by the deferred compensation rules set forth in and promulgated under Section 409A of the Code):

•	a lump sum equal to the pro rata target bonus for the year in which the executive officer was terminated;

•
a lump sum equal to a specified multiple of the sum of (i) the executive officer’s annual base salary plus (ii) the average of the executive officer’s target annual bonus amount for the last three full fiscal years prior to a change in control, or, if the executive officer was employed by the Company for fewer than three full fiscal years preceding the fiscal year in which the change in control occurs, the average target bonus for the number of full fiscal years the executive officer was employed by the Company before the change in control or the target bonus for the fiscal year in which the change in control occurs if the executive officer was not eligible to receive a bonus from the Company during any of the prior three fiscal years; the applicable multiples are 200% of the annual base salary and bonus for the CEO and 100% of the annual base salary and bonus for other executive officer participants;

•
if the executive elects to continue medical coverage under COBRA, reimbursement of the total cost of the executive’s premiums that would be required to provide health insurance coverage, for 24 months for the CEO and for 12 months for all other executives;

•
immediate acceleration of vesting of all of the executive officer’s unvested stock options and RSUs; however, if the consideration to be received by stockholders of the Company in connection with the change in control consists of substantially all cash or if the stock options and RSUs held by the executive officer are not assumed in the change in control, then all of the executive officer’s then-unvested and outstanding stock options and RSUs shall vest immediately prior to the change in control regardless of whether or not there is a termination of employment in connection therewith; and

•	if PSUs are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level.
In addition, the CIC Agreements include the following terms and conditions:

•
to the extent any change in control payments or benefits are characterized as excess parachute payments within the meaning of Section 4999 of the Code, and such characterization would subject the executive officer to a federal excise tax due to that characterization, the executive officer’s termination benefits will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result in the executive officer’s receipt, on an after-tax basis, of the greatest amount of termination and other benefits, after taking into account applicable federal, state and local taxes, including the excise tax under Section 4999 of the Code;

•
an initial term ending on August 24, 2012 and automatic renewal for one-year periods thereafter unless the Board terminates the CIC Agreement at least 90 days before the end of the then-current term, provided that such termination shall not be effective until the last day of the then-current term; and

•	the executive officer is prohibited from soliciting employees of Verisign or competing against Verisign for a period of twelve months following termination.
The following table shows the equity awards that would have vested for our NEOs as of December 31, 2018, as well as the additional cash compensation payable to our NEOs, if any, under the change in control and termination scenarios described above. The value of the accelerated equity is based on the closing price of our common stock on December 31, 2018, which was $148.29 per share.
Termination and Change in Control Benefit Estimates as of December 31, 2018

	Value of Cash and Continued Health Benefits ($)(1)	Value of Accelerated Stock Awards ($)
Named Executive Officer	Change in Control plus Qualifying Termination	Death, Disability or Change in Control plus Qualifying Termination(2)
D. James Bidzos	5,162,802	34,939,497
Todd B. Strubbe	1,444,305	11,634,982
George E. Kilguss, III	1,251,799	10,137,846
Thomas C. Indelicarto	1,126,727	6,973,782

(1)
To the extent any payments made or benefits provided upon termination of an executive officer’s employment constitute deferred compensation subject to Section 409A of the Code, payment of such amounts or provision of such benefits will be delayed for six months after the executive officer’s separation from service if and to the extent required under Section 409A.

(2)
If the equity awards held by the executive are not assumed upon a change in control or the consideration to be received by stockholders consists of substantially all cash, then all such equity awards shall have their vesting and exercisability accelerated in full immediately prior to the change in control regardless of whether there is a qualifying termination.

Equity Compensation Plan Information
The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders (2)	1,221,517	$0.00	11,705,704	(3)
Equity compensation plans not approved by stockholders	—	$—	—
Total	1,221,517	$0.00	11,705,704

(1)
Only includes shares subject to RSUs outstanding as of December 31, 2018 that were issued under the 2006 Plan. Excludes purchase rights accruing under the 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”), which has a remaining stockholder-approved reserve of 3,290,545 shares as of December 31, 2018. There are no outstanding options or warrants.

(2)	Includes the 2006 Plan and the 2007 Purchase Plan.

(3)
Consists of shares available for future issuance under the 2006 Plan and the 2007 Purchase Plan. As of December 31, 2018, an aggregate of 8,415,159 shares and 3,290,545 shares of common stock were available for issuance under the 2006 Plan and the 2007 Purchase Plan, respectively, including 103,015 shares purchased under the 2007 Purchase Plan in January 2019. In addition to options and RSUs, shares can be granted under the 2006 Plan pursuant to stock appreciation rights, restricted stock awards, stock bonuses and performance shares.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Bidzos, to the annual total compensation of our median employee. For 2018, the annual total compensation of the median employee was $189,290, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 24 of this Proxy Statement, was $9,162,786.
Based on this information for 2018, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 48:1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the SEC using the data and assumptions summarized below. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The 2018 median employee was determined based on the total 2018 target direct compensation for all our employees (other than our CEO), who were employed as of December 31, 2018, consistent with the approach taken in the 2017 CEO Pay Ratio determination. For purposes of this pay ratio, we defined target direct compensation as the sum of annual base salary determined as of December 31, 2018, target annual bonus for the 2018 performance year, and the grant date value of annual equity grants in 2018. We applied our compensation measure consistently to all of our employees. Salaries for international employees were converted to U.S. dollars based on the applicable foreign exchange rates at December 31, 2018. Once we identified our 2018 median employee, we then determined that employee’s annual total compensation in the same manner that we determine the total compensation of our NEOs for purposes of the Summary Compensation Table disclosed above. This annual total compensation amount for our median employee was then compared to the 2018 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS
Verisign’s Audit Committee has approved a written Policy for Entering into Transactions with Related Persons (the “Related Person Transaction Policy”) which sets forth the requirements for review, approval or ratification of transactions between Verisign and “related persons,” as such term is defined under Item 404 of Regulation S-K.
Pursuant to the terms of the Related Person Transaction Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Verisign was or is to be a participant and (ii) a related person has or will have a direct or indirect material interest (“Related Person Transaction”), except for those transactions, arrangements or relationships specifically listed in the Related Person Transaction Policy that do not require approval or ratification. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction terms are no more favorable to the related person than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.
Prior approval of the Audit Committee shall be required for the following Related Person Transactions:

•
Any Related Person Transaction to which a related person is a named party to the underlying agreement or arrangement; provided, however, certain agreements or arrangements between Verisign and a related person concerning employment and any compensation solely resulting from employment or concerning compensation as a member of the Board that have, in each case, been entered into or approved in accordance with policies of Verisign shall not be subject to prior approval of the Audit Committee;

•
Any Related Person Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arm’s length basis or where the Related Person Transaction is not a transaction in the ordinary course of business; and

•	Any Related Person Transaction where the total transaction value exceeds $1,000,000.
On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Person Transactions not requiring prior approval of the Audit Committee pursuant to the Related Person Transaction Policy.
In the event Verisign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the Board shall be required. No Audit Committee member nor his or her immediate family member, who is a party to a proposed transaction, shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Person Transaction.
The following Related Person Transactions shall not require approval or ratification by the Audit Committee:

•	Payment of compensation to executive officers in connection with their employment with Verisign; provided that such compensation has been approved in accordance with policies of Verisign.

•	Remuneration to directors in connection with their service as a member of the Board; provided that such remuneration has been approved in accordance with policies of Verisign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of Verisign; provided that such reimbursement has been approved in accordance with policies of Verisign.

•
Any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s equity interests, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•
Any transaction involving a related person where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•
Any transaction where the related person’s interest arises solely from the ownership of Verisign’s common stock and all holders of Verisign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Related Person Transaction Policy did not require review, approval or ratification, or where the Related Person Transaction Policy was not followed during 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2018, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries are or were to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of Verisign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2019, and, as a matter of good corporate governance, our stockholders are being asked to ratify this selection. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.
The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as our
Independent Registered Public Accounting Firm for the Year Ending December 31, 2019.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2018 and December 31, 2017, and fees billed for other services provided by KPMG LLP, in each of the last two completed years.

	2018 Fees	2017 Fees
Audit fees(1)	$1,634,002	$1,958,979
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total Fees	$1,634,002	$1,958,979

(1)
Audit Fees consist of fees for the integrated audit of the Company’s annual financial statements, the review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements for those years.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Per the Audit Committee’s Charter, the Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and permissible non-audit services provided by the independent registered public accounting firm. These services included audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Report of the Audit Committee
The Audit Committee is composed of three directors who meet the independence and experience requirements of The Nasdaq Stock Market Rules. The Audit Committee operates under a written charter adopted by the board of directors (the “Board”) of VeriSign, Inc. (“Verisign”). The members of the Audit Committee are Messrs. Tomlinson (Chairperson) and Moore, and Ms. Cote. The Audit Committee met five times during fiscal 2018.
Management is responsible for the preparation, presentation and integrity of Verisign’s financial statements, accounting and financial reporting principles and internal controls and processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting standards and applicable laws and regulations (the “Internal Controls”). The independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Verisign’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.
The Audit Committee is responsible for oversight of Verisign’s financial, accounting and reporting processes and its compliance with significant applicable legal and regulatory requirements. The Audit Committee is also responsible for the appointment, compensation and oversight of Verisign’s independent registered public accounting firm, including (i) annually evaluating the independent registered public accounting firm’s qualifications and performance, (ii) annually reviewing and confirming the independent registered public accounting firm’s independence, (iii) reviewing and approving the planned scope of the annual audit, (iv) overseeing the audit work of the independent registered public accounting firm, (v) reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, which are considered in the evaluation of the independent registered public accounting firm’s independence, (vi) annually reviewing with management and the independent registered public accounting firm the adequacy of Verisign’s Internal Controls, (vii) annually reviewing Verisign’s critical accounting policies, and the application of accounting principles, and (viii) overseeing the conduct of the annual audit, including the oversight of the resolution of any issues identified by the independent registered public accounting firm. In evaluating the independent registered public accounting firm’s qualifications and performance, the Audit Committee considers the firm’s audit quality, its global capabilities and technical resources, the reasonableness of its fees, its communications with the Audit Committee, its independence, its knowledge of Verisign and its tenure as Verisign’s independent registered public accounting firm as well as regulatory reviews of the firm and the firm’s responses thereto. As part of this evaluation, the Audit Committee considers information provided by the firm as well as from management, including from the Chief Financial Officer, Controller and Vice President of Internal Audit.

To ensure the independence of Verisign’s independent registered public accountant, we follow the applicable laws, rules and regulations regarding the rotation of audit partners, including Rule 2-01 of Regulation S-X. The Audit Committee is involved in the selection of the audit partner when a rotational change is required.
During fiscal 2018, the Audit Committee met privately with KPMG to discuss the results of the audit, evaluations by the independent registered public accounting firm of Verisign’s Internal Controls, and the quality of Verisign’s financial reporting. In addition, during its regularly scheduled meetings, the Audit Committee met privately with each of Verisign’s Chief Financial Officer, General Counsel and Compliance Officer, Vice President of Internal Audit, and Controller to discuss various legal, accounting, auditing and internal control matters.
The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2018 with management. This review included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Verisign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with KPMG.
The Audit Committee has discussed with KPMG the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG their independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
This report is submitted by the Audit Committee
Timothy Tomlinson (Chairperson)
Kathleen A. Cote
Roger H. Moore

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT AN INDEPENDENT CHAIR POLICY
John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously owned no fewer than 50 shares of our common stock since June 2, 2017. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. Mr. Chevedden has requested that the proposal set forth in the box below be presented for a vote at the Annual Meeting:

Proposal 4 - Independent Board Chairman

Shareholders request our Board of Directors to adopt as a policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

This proposal is more important to VeriSign shareholders because our Lead Director Louis Simpson had 14-years long-tenure which is the opposite of independence in a director. And a Lead Director needs a high level of independence to be effective. It has been 8-years since the Mr. Simpson served on the board of any other major company. Also our CEO/Chairman James Bidzos received the 2nd highest negative votes of any director in 2018 which may indicate a need for a change in combining the roles of Chairman and CEO.

Stockholder proposals such as this have taken a leadership role in improving the governance rules of our company. After receiving shareholder proposals VeriSign adopted a limited right of shareholders to call a special meeting (2014), adopted shareholder proxy access (2016) and adopted a more shareholder-friendly version of the right of shareholders to call a special meeting (2018).

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent.

Please vote yes:
Independent Board Chairman - Proposal 4

The Board recommends a vote “AGAINST” this proposal:
The Board is committed to sound corporate governance policies and practices, which allow stockholders to voice their opinions as well as drive stable, long-term value for stockholders. The Board has carefully reviewed this proposal and for the following reasons believes adopting the policy set forth in this proposal would not be in the best interest of our stockholders and recommends voting “AGAINST” this proposal.
The Current Board Leadership Structure Provides Effective, Independent Board Oversight
The Board evaluates the Board leadership structure at least once a year and believes that the current construct provides effective, independent oversight of the Company, while also maintaining clear lines of communication and effective administration. The Board has selected Mr. Bidzos as Chairman, as it not only believes that Mr Bidzos’ role in managing the Company has been instrumental in the Company generating and delivering stockholder value, but also believes that his experience positions him well to work on the key policy and operational matters that help the Company operate in the long-term interests of the stockholders - and thus provide critical guidance in leading the Board.
The Board also has appointed Mr. Simpson as Lead Independent Director, a position with robust responsibilities. Under the Company’s Corporate Governance Principles, the Lead Independent Director’s responsibilities include:
(a) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

(b) serving as liaison between the Chairman and the independent directors;
(c) working with the Chairman to facilitate timely and appropriate information flow to the Board;
(d) reviewing and approving agendas and schedules for meetings of the Board;
(e) exercising such other powers and duties as from time to time may be assigned to him by the Board; and
(f) meeting with significant shareholders, as appropriate.
In addition, under the Company’s Corporate Governance Principles, the Lead Independent Director has the authority to call executive sessions of the independent directors. The Board believes that Mr. Simpson’s experience and knowledge of the Company as well as his experience as a business executive and his past service on the boards of over fifteen public companies benefits stockholders in this role and makes him an effective liaison between the independent directors, the Chairman and management of the Company. The independent directors meet separately without management in regular executive sessions, presided over by the Lead Independent Director. At these executive sessions, the independent directors discuss any matters they deem appropriate, including, but not limited to, discussions of the evaluations of the Chief Executive Officer, management succession planning and board effectiveness.
The Effectiveness of the Board’s Leadership Structure is Demonstrated by the Company’s Strong Financial Performance
We believe the effectiveness of the Company’s current leadership structure, which provides the Board the flexibility to separate or combine the Chairman and Chief Executive Officer roles when appropriate, is demonstrated by the Company’s recent financial performance. In the latter part of 2011, the Board determined to combine the Chairman and Chief Executive Officer roles and appointed Mr. Bidzos, who was already serving as Chairman, as the Chief Executive Officer. Since then, the Company’s financial performance has shown a consistent and improving track record. As noted in the Company’s financial results, annual revenue and operating income have grown sequentially for seven straight years and cash flow from operations has significantly expanded since 2011. During this period, the Company has returned over $4.8 billion to stockholders in the form of share repurchases. In addition, the Company’s Total Shareholder Return (TSR) has outperformed the TSR of the S&P 500 Index over 1-year, 3-year and 5-year periods as shown below.

Annualized TSR as of 12/31/2018 (assumes reinvestment of any dividends)	1-Year	3-Year	5-Year
Verisign	29.4%	19.3%	19.9%
S&P 500	-4.4%	9.2%	8.5%
The Board Leadership Structure Should Be Evaluated Based on the Company’s Evolving Needs and Not Limited to the Proposal’s “One-Size-Fits-All” Approach
Under Delaware law, the Company’s directors have a fiduciary duty to determine the appropriate Board leadership structure for the Company based on the Company’s specific circumstances at the time. As discussed above under “Corporate Governance-Board Leadership Structure,” the Company’s governing documents provide the Board with the flexibility to select the most appropriate Board leadership structure for the Company, including separating or combining the Chairman and Chief Executive Officer roles when appropriate. This flexibility benefits the Company and its stockholders because it allows the Board to determine the optimal leadership structure based on existing challenges and opportunities. In addition, there have been times in the Company’s history when the Board has chosen to separate the role of Chairman and Chief Executive Officer based on the Company’s specific circumstances at the time. Thus, the Board believes that it is important for it to continue to determine on a case-by-case basis the most effective leadership structure for the Company, rather than take the rigid “one-size-fits-all” approach requested by this proposal.
The Company’s Strong Corporate Governance Policies and Practices Provide Effective Independent Board Oversight
The Board is committed to good corporate governance and has adopted policies and practices that promote Board independence and effective oversight of management, for example:

•	Directors are elected annually and by a majority of the votes cast in uncontested elections.

•	Stockholders have meaningful proxy access and special meeting rights.

•
All but one director on the Board (Mr. Bidzos, the Company’s Chairman, Executive Chairman, President and Chief Executive Officer) are independent, as defined under Nasdaq’s director independence standards. Independent directors thus compose approximately 86% of the Board, well above the majority required by Nasdaq.

•
The Board is committed to recruiting and retaining highly qualified, independent directors, including both experienced members and new voices. As described in their biographies above, the independent directors possess strong business experience and skills to oversee management, and two of the independent directors joined the Board in the last five years.

•
The Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee are each composed entirely of independent directors. This entrusts oversight of critical matters to independent directors, such as the integrity of the Company’s financial statements, the evaluation of the Board and its committees, and the compensation of executive officers.

•	The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively.

•	The Corporate Governance and Nominating Committee annually recommends to the Board whether each director should be nominated for election to an additional one-year term.
The Board Recommends a Vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board will be voted “AGAINST” this proposal unless a stockholder indicates otherwise on the proxy card.

OTHER INFORMATION

Stockholder Proposals and Nominations for the 2020 Annual Meeting of Stockholders
We strongly encourage any stockholder interested in submitting a stockholder proposal to contact our Secretary in advance of the applicable deadline described below to discuss the proposal. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see “Corporate Governance—Corporate Governance and Nominating Committee” elsewhere in this Proxy Statement.
We engage in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and our Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.
Proposals for Inclusion in Proxy Statement
Under Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for our 2020 Annual Meeting of Stockholders (other than nominees for director). These stockholder proposals must comply with Rule 14a-8 and must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our Secretary at VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than 6:00 p.m. Eastern Time on December 13, 2019. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement for our 2020 Annual Meeting of Stockholders.
Director Nominations for Inclusion in Proxy Statement (Proxy Access)
Our Bylaws permit a stockholder (or a group of up to 20 stockholders) that has continuously owned at least 3% of the outstanding shares of our common stock entitled to vote in the election of directors for at least three years, to nominate and include in our proxy statement for an annual meeting of stockholders up to the greater of two individuals or 20% of the number of the directors then in office so long as the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in our Bylaws. For our proxy statement for our 2020 Annual Meeting of Stockholders, notice of a proxy access nomination must be delivered to our Secretary at VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190 no earlier than 6:00 p.m. Eastern Time on November 13, 2019 and no later than 6:00 p.m. Eastern Time on December 13, 2019. The notice must include the information required by our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our common stock. If our 2020 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary of our 2019 Annual Meeting of Stockholders, a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of our Bylaws must submit notice of any such nomination no earlier than 6:00 p.m. Eastern Time on the 150th day prior to our 2020 Annual Meeting of Stockholders and no later than 6:00 p.m. Eastern Time on the later of the 120th day prior to our 2020 Annual Meeting of Stockholders or the 10th day following the day on which the date of our 2020 Annual Meeting of Stockholders is first publicly announced by us.
Other Proposals and Nominations
Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of our stockholders, but which are not included in our proxy statement for that meeting. Under the advance notice provisions of our Bylaws, written notice of any such nominations for directors or other business proposals must be delivered to our Secretary at VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, no earlier than 6:00 p.m. Eastern Time on January 24, 2020 and no later than 6:00 p.m. Eastern Time on February 23, 2020. The notice must include the information required by these advance notice provisions. If our 2020 Annual Meeting of Stockholders is held more than 30 days before or more than 60 days after the anniversary of our 2019 Annual Meeting of Stockholders, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2020 Annual Meeting of Stockholders, pursuant to these advance notice provisions, must submit notice of any such nomination or proposed business or no earlier than 6:00 p.m. Eastern Time on the 120th day prior to our 2020 Annual Meeting of Stockholders and no later than 6:00 p.m. Eastern Time on the later of the 90th day prior to our 2020 Annual Meeting of Stockholders or the 10th day following the day on which the date of our 2020 Annual Meeting of Stockholders is first publicly announced by us. These advance notice provisions are separate from the requirements that a stockholder must meet in order to have a nominee or proposal included in the proxy statement.

Other Business
The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, the proxies received will be voted in accordance with the best judgment of the persons voting such proxies.
Whether or not you expect to attend the Annual Meeting, please complete the proxy electronically as described on the Notice of Internet Availability of Proxy Materials and under “Internet and Telephone Voting” in this Proxy Statement, or alternatively, if you have requested paper copies of the proxy soliciting materials, please complete, date, sign and promptly return the proxy in the enclosed postage paid envelope or cast your vote by phone so that your shares may be represented at the Annual Meeting.

Communicating with Verisign
We have from time-to-time received calls from stockholders inquiring about the available means of communication with Verisign. We thought that it would be helpful to describe those arrangements that are available for your use.

•	If you would like to receive information about Verisign, you may use one of these convenient methods:

1.
To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please email our Investor Relations Department at ir@verisign.com, and specify your mailing address, or call our Investor Relations Department at 1-800-922-4917 (U.S.) or 1-703-948-3447 (international).

2.
To view our website on the internet, use our internet address: www.verisign.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the SEC. The information available on, or accessible through, this website is not incorporated herein by reference.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.

Attention: Investor Relations

12061 Bluemont Way

Reston, Virginia 20190

or via email at ir@verisign.com.

•
If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Inc. at 1-877-255-1918. Foreign stockholders please call 1-201-680-6578. You may also visit their website at http://www.computershare.com/investor for step-by-step transfer instructions.

WE WILL PROVIDE, WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2018 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO INVESTOR RELATIONS AT 12061 BLUEMONT WAY, RESTON, VIRGINIA, OR BY EMAIL AT IR@VERISIGN.COM.

VERISIGN™

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:01 a.m., Eastern Time, on May 23, 2019.

Online
Go to **www.envisionreports.com/vrsn** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — ALL MATTERS LISTED BELOW HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS OF VERISIGN, INC. EXCEPT FOR PROPOSAL 4.

1. ELECTION OF DIRECTORS: Vote to elect directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director's earlier resignation or removal.

Nominees

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - D. James Bidzos	☐	☐	☐	02 - Kathleen A. Cote	☐	☐	☐	03 - Thomas F. Frist III	☐	☐	☐
04 - Jamie S. Gorelick	☐	☐	☐	05 - Roger H. Moore	☐	☐	☐	06 - Louis A. Simpson	☐	☐	☐
07 - Timothy Tomlinson	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02Z4IE

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — VeriSign, Inc.

2019 Annual Meeting of Stockholders

12061 Bluemont Way, Reston, VA 20190
Proxy Solicited by Board of Directors for Annual Meeting — (Thursday, May 23, 2019)

The undersigned stockholder hereby appoints D. James Bidzos, Todd B. Strubbe, George E. Kilguss, III and Thomas C. Indelicarto, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, when properly executed, as designated on the reverse side of this proxy, all of the shares of Common Stock of VERISIGN, INC. that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 23, 2019, at the Company's Corporate Offices, and any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted as directed on the reverse side of this proxy by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR each of the nominees for directors in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the laws of the State of Delaware and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐